Exhibit 99.1

Stock Yards Bancorp Names J. McCauley Brown to the Board of Directors of the Company and Stock Yards Bank & Trust

LOUISVILLE, Ky.--(BUSINESS WIRE)--July 24, 2015--Stock Yards Bancorp, Inc. (NASDAQ: SYBT), parent company of Stock Yards Bank & Trust Company, with offices in the Louisville, Indianapolis and Cincinnati metropolitan markets, today announced that J. McCauley (Mac) Brown has joined the Board of Directors for both the Company and the Bank. His appointment expands both Boards to 11 directors.

Commenting on the announcement, David Heintzman, Chairman and Chief Executive Officer, said, "We are delighted to welcome Mac Brown to our Board of Directors. Considering his distinguished career at Brown-Forman, a FORTUNE 1,000 company, his extensive experience in business, management and accounting, and his deep ties to the Louisville community, we believe Mac brings valuable local and global perspectives to our Board. Additionally, his widespread commitment to community organizations in Louisville and beyond gives him a strong sense of the needs, prospects and potential of our region."

Brown (age 62) is Vice President of Louisville-based Brown-Forman Corporation, one of the largest American-owned spirits and wine companies and among the top 10 largest global spirits companies, selling more than 25 brands in its portfolio of wines and spirits in approximately 135 countries worldwide. His current responsibilities include a wide and varied range of business planning, governance, and strategic topics. He serves as a member of the Corporate Strategy Council for Brown-Forman.

Brown has had extensive involvement with numerous educational, civic and community organizations throughout his career. Currently, he is President and CEO of the Filson Historical Society and holds positions with the Board of Overseers for the University of Louisville, the Kentucky Historical Society, Louisville Library Foundation, Frazier History Museum, and the Board of Advisors for the University of Louisville School of Business. Brown earned a Bachelor of Science in Business Administration degree from Georgetown University and received a Masters in Business Administration degree from George Washington University.

Louisville, Kentucky-based Stock Yards Bancorp, Inc., with $2.48 billion in assets, was incorporated in 1988 as a bank holding company. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904. The Company's common shares trade on the NASDAQ Global Select Market under the symbol SYBT.

CONTACT:
Stock Yards Bancorp, Inc.
Nancy B. Davis, 502-625-9176
Executive Vice President, Treasurer and Chief Financial Officer